Exhibit 99.1
NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports First Quarter 2009 Results
HIGHLIGHTS
•	Adjusted earnings per share increase 20.6% from last year

•	Net sales increased 2.2% (excluding currency exchange)

•	North American retail sales increased 5.0% (12.1% excluding currency exchange)

•	Gross margins increased 70 basis points

•	Adjusted EPS guidance increased to $1.82-$1.87
Westchester, IL, May 7, 2009 — TreeHouse Foods, Inc. (NYSE: THS) today reported a substantial increase in first quarter earnings compared to last year driven by excellent performance in its North American Retail Grocery business. Earnings for the quarter were $0.39 per fully diluted share compared to $0.07 per fully diluted share reported for the first quarter of last year. On an adjusted basis, as described below, fully-diluted earnings per share improved 20.6% to $0.41 compared to $0.34 last year. Improved gross margins across most product categories contributed to the broadly based improvement.
The reported results for the first quarter included two unusual items that affected year over year comparisons. The Company reported non-recurring costs of $0.01 per share in the first quarter of 2009 associated with the Company’s closed Portland, Oregon pickle plant. Last year the Company recorded an initial charge of $0.24 per share when it announced the original closure plan. The second unusual item relates to the adjustment of an intercompany loan with E.D. Smith to reflect current exchange rates. This non-cash adjustment lowered reported earnings by $0.01 per share in 2009 and $0.03 per share in 2008. Excluding these two items results in adjusted earnings per share on a fully diluted basis of $0.41 in 2009 compared to $0.34 in 2008.
ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended
	March 31
	2009	2008
	(unaudited)

Diluted EPS as reported	$0.39	$0.07
Plant closing costs	0.01	0.24
Loss on intercompany note translation	0.01	0.03

Adjusted diluted EPS	$0.41	$0.34

Commenting on the results, Sam K. Reed, Chairman and CEO, said, “We finished the quarter with sales growth in local currencies, margin improvement and lower operating costs. While our sales growth was constrained by challenges in the food away from home industry, our retail grocery segment in particular performed well across a broad array of product categories. Overall, it was a very good start to 2009.”
Adjusted operating earnings before interest, taxes, depreciation, amortization and unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule) increased 7.3% to $40.0 million in the quarter compared to $37.3 million in the same period last year. The increase is the result of improved gross margins in the quarter, despite lower revenues.
Net sales for the first quarter totaled $355.4 million compared to $360.6 million last year. Excluding currency effects, sales would have increased by 2.2%. Retail grocery sales increased 5.0% despite currency pressures as private label continues to realize share gains across most retail categories. This increase was more then offset by softness in the food away from home channel as consumers continue to gravitate towards meals at home. Gross margins for the quarter improved by 70 basis points to 20.2% compared to 19.5% last year. The improvement was due to carry over pricing and internal productivity gains. This was especially evidenced by pickle gross margins that improved over 300 basis points as a result of the category rationalization program started last year.
Selling, distribution, general and administrative expenses were $41.6 million for the quarter, a decrease of 5.4% (2.1% decrease excluding currency effects) from $43.9 million in the first quarter of 2008. The decrease was due to lower distribution expenses as energy costs dropped significantly compared to the comparable quarter last year.
Other operating expense for the quarter was $0.2 million compared to $10.9 million last year. The costs in 2009 primarily reflect the ongoing maintenance costs associated with the Company’s closed Portland, Oregon pickle plant. Last year’s large expense related to the initial charge to close the plant.
Interest expense in the quarter was $4.5 million compared to $7.7 million last year as lower debt levels due to strong operating cash flows over the past year and lower interest rates contributed to the decline. The Company’s first quarter effective income tax rate of 37.0% was higher than last year’s tax rate of 26.3% due to significantly higher US taxable income and a reduced benefit from intercompany interest expense due to lower Canadian exchange rates.
Net income for the quarter totaled $12.7 million compared to $2.1 million last year. Fully-diluted earnings per share for the quarter were $0.39 per share compared to $0.07 per share last year. Excluding unusual items, adjusted earnings per share from continuing operations for the first quarter of 2009 would have been $0.41, compared to last year’s first quarter adjusted earnings per share of $0.34.
SEGMENT RESULTS
The Company has three reportable segments:
1.	North American Retail Grocery — This segment sells branded and private label products to customers within the United States and Canada. These products include pickles, peppers, relishes, condensed and ready to serve soup, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamer, salsa, aseptic products and baby food.

2.	Food Away From Home — This segment sells to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.	Industrial and Export — This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers. These customers either repackage it into single serve packages for the food service industry or use it as an ingredient in other food service applications. Export sales are primarily to industrial customers.
The direct operating income for our segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, brokerage fees as well as direct selling and marketing expenses. General sales and administrative expenses, including restructuring charges, are not allocated to our business segments as these costs are managed at the corporate level.
North American Retail Grocery net sales for the first quarter increased by 5.0% (12.1% excluding currency) to $230.7 million from $219.6 million during the same quarter last year primarily due to improved pricing. Unit sales in the Retail channel were down 2.0% in total, however, excluding infant feeding and the planned reduction in pickles, unit sales were up 4.0% compared to last year. Sales of salad dressing, salsa and sauces showed strong year over year unit sales increases, while soup sales were up slightly from last year. Retail sales were negatively affected by retailer inventory reductions and the late timing of the Easter holiday. Still, we are encouraged by market data that indicates private label share of sales is growing in most of our food categories. Direct operating income improved to 14.9% from 11.6% last year due to pricing, mix changes and very positive improvements in pickle margins resulting from last year’s rationalization strategy.
Food Away From Home segment sales declined 5.9% from last year to $66.8 million as unit volumes were negatively affected by the overall decline in the food away from home market. Partially offsetting the unit shortfall was higher pricing necessary to cover higher input costs compared to last year. Despite the increase in pricing, direct operating income fell slightly from 10.7% to 10.5% due to a shift in mix from higher margin food distributors to lower margin national account quick serve customers.
Industrial and Export segment sales decreased 17.3% as much of this business is industrial sales to customers that primarily repackage non dairy creamers for the food away from home market. Sales in the quarter totaled $58.0 million compared to $70.1 million last year. Unit sales were down 22.0%, but revenues were partially offset by higher pricing needed to cover input costs.
OUTLOOK FOR 2009
Commenting on the outlook for 2009, Sam K. Reed said, “We believe our strong start to the year shows good promise for the balance of the year. Although unit growth has been challenged by declines in the food away from home market, we are encouraged by the unit growth we saw in our key retail grocery product categories, especially salsa, salad dressings and sauces. Strength in retail grocery sales should more than offset the recession’s effects on our other business units. Based on our view that retail private label will continue to perform well, we are raising our previously issued guidance of $1.80 to $1.85 in adjusted earnings per share for 2009 to $1.82 to $1.87.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as

Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. A full reconciliation table between reported income from continuing operations for the three month periods ended March 31, 2009 and 2008 calculated according to GAAP and Adjusted EBITDA is attached.
CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results will be held at 5:00 p.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings in the United States and Canada based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward- looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2008 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31
	2009	2008
	(unaudited)
Net sales	$355,396	$360,623
Cost of sales	283,685	290,234

Gross profit	71,711	70,389
Operating expenses:
Selling and distribution	25,781	28,664
General and administrative	15,773	15,242
Other operating expense, net	242	10,922
Amortization expense	3,258	3,487

Total operating expenses	45,054	58,315

Operating income	26,657	12,074
Other (income) expense:
Interest expense	4,498	7,731
Interest income	—	(20)
Loss on currency exchange	2,060	1,860
Other, net	(112)	(294)

Total other expense	6,446	9,277

Income before income taxes	20,211	2,797
Income taxes	7,479	736

Net income	$12,732	$2,061

Weighted average common shares:
Basic	31,547	31,204
Diluted	32,343	31,308

Net earnings per common share:
Basic	$0.40	$0.07
Diluted	$0.39	$0.07

Supplemental Information:
Depreciation and Amortization	$11,448	$11,973
Expense under FAS123R, before tax	$2,900	$2,781

Segment Information:
North American Retail Grocery
Net Sales	$230,682	$219,640
Direct Operating Income	$34,305	$25,492
Direct Operating Income Percent	14.9%	11.6%

Food Away From Home
Net Sales	$66,753	$70,926
Direct Operating Income	$7,006	$7,568
Direct Operating Income Percent	10.5%	10.7%

Industrial and Export
Net Sales	$57,961	$70,057
Direct Operating Income	$6,680	$9,603
Direct Operating Income Percent	11.5%	13.7%

The following table reconciles our net income to adjusted EBITDA for the three months ended March 31, 2009 and 2008:
TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended
	March 31
	2009	2008
	(unaudited)

Net income as reported	$12,732	$2,061
Interest expense	4,498	7,731
Interest income	—	(20)
Income taxes	7,479	736
Depreciation and amortization	11,448	11,973
Stock option expense	2,900	2,781
Acquisition integration and accounting adjustments	—	83
Loss on intercompany note translation	732	1,541
Interest rate swap mark to market	(28)	—
Net plant shut-down costs and asset sales of closed facilities	280	10,436

Adjusted EBITDA	$40,041	$37,322